[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 14, 2017

Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

RE:	Janus Investment Fund—
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to Janus Investment Fund, a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly referred to as a “Massachusetts business trust”) (the “Trust”), in connection with the registration statement on Form N-14 (File No. 333-215390) of the Trust, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 30, 2016, and as proposed to be amended by Pre-Effective Amendment No. 1 on or about the date hereof (such registration statement, as proposed to be amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the issuance of shares of beneficial interest, par value $0.01 per share (the “Shares”), of Janus Global Technology Fund (the “Acquiring Fund”), a series of the Trust, in connection with the reorganization of Henderson Global Technology Fund (the “Target Fund”), a series of Henderson Global Funds, a Delaware statutory trust, with and into the Acquiring Fund (the “Reorganization”) pursuant to the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and Henderson Global Funds, on behalf of the Target Fund, dated February 14, 2017 (the “Reorganization Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form N-14 under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the Registration Statement;

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February 14, 2017

(b)    the preliminary Proxy Statement/Prospectus and Statement of Additional Information, each dated December 30, 2016, which forms a part of and is included in the Registration Statement;

(c)    an executed copy of a certificate of Kathryn L. Santoro, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(d)    a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, as filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on March 18, 2003, and all amendments and supplements thereto as of the date hereof (as so amended and supplemented, the “Declaration of Trust”), as certified pursuant to the Secretary’s Certificate;

(e)    a copy of the Trust’s Bylaws, in effect as of the date hereof (the “Bylaws” and together with the Declaration of Trust, the “Governing Documents”), as certified pursuant to the Secretary’s Certificate;

(f)    an executed copy of the Reorganization Agreement, as certified pursuant to the Secretary’s Certificate;

(g)    a copy of certain resolutions of the Board of Trustees of the Trust adopted on December 8, 2016 and January 26, 2017, as certified pursuant to the Secretary’s Certificate; and

(h)    a copy of a certificate, dated February 13, 2017, from the Secretary of the Commonwealth of the Commonwealth of Massachusetts with respect to the Trust’s due authorization to exercise in the Commonwealth of Massachusetts all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth of Massachusetts.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations contained in the Reorganization Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the factual representations and warranties contained in the Reorganization Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

Janus Investment Fund

February 14, 2017

In rendering the opinion stated herein we have further assumed that:

(a)    (i) the Governing Documents are the only instruments either creating the Trust and the Acquiring Fund, or providing for the governance of their affairs or the conduct of their business; (ii) the Declaration of Trust is the only “Declaration of trust” of the Trust as defined in 950 CMR 109.02(3); (iii) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Trust or its Board of Trustees or shareholders, as applicable, that would result in the liquidation, dissolution or winding-up of the Trust or the Acquiring Fund; (iv) no event has occurred that has adversely affected (A) the existence of the Trust and the Acquiring Fund under the laws of the Commonwealth of Massachusetts, (B) the Trust’s due authorization to exercise in the Commonwealth of Massachusetts all of the powers recited in the Declaration of Trust or (C) the Trust’s ability to transact business in the Commonwealth of Massachusetts, and the Trust has taken all actions required by the laws of the Commonwealth of Massachusetts to maintain such existence, authorization and ability; and (v) no grounds exist for the revocation or forfeiture of the Declaration of Trust;

(b)    neither the execution and delivery by the Trust on behalf of the Acquiring Fund of the Reorganization Agreement nor the performance by the Trust on behalf of the Acquiring Fund of its obligations thereunder, including the issuance of the Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Trust (on behalf of the Acquiring Fund or otherwise) or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Trust (on behalf of the Acquiring Fund or otherwise) or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Trust (on behalf of the Acquiring Fund or otherwise) or its property is subject; or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c)     the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Reorganization Agreement, as applicable, the satisfaction of all conditions precedent to the issuance of the Shares pursuant to the Reorganization Agreement, and compliance with all other terms, conditions and restrictions set forth in the Reorganization Agreement and the Governing Documents, as applicable, in connection with the issuance of Shares have occurred.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the conditions to the consummation of the Reorganization as provided for in the Reorganization Agreement (including the approval by the shareholders of the Target Fund) have been satisfied or, if permitted under applicable law, waived in writing; (iii) the Reorganization has been consummated and become effective in accordance with the terms of the Reorganization Agreement; and (iv) the Shares of the Acquiring Fund to be issued by the Trust pursuant to the Reorganization Agreement (the “Issued Shares”) have been issued and delivered in accordance

Janus Investment Fund

February 14, 2017

with the terms of the Reorganization Agreement and entered into the share record books of the Trust with respect to the Acquiring Fund, the Issued Shares will be validly issued and fully paid and, under the laws of the Commonwealth of Massachusetts, the holders of the Issued Shares will, subject to the following paragraph, have no obligation to make further payments for the acquisition of such Issued Shares or contributions to the Trust or the Acquiring Fund solely by reason of their ownership of such Issued Shares except for their obligation to repay any funds wrongfully distributed to them.

Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of a Massachusetts business trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust. Even if the Trust or the Acquiring Fund were held to be a partnership, however, the possibility of the holders of the Shares incurring personal liability for financial loss appears remote because (i) Article VI, section 6.1 of the Declaration of Trust contains an express disclaimer of liability for shareholders with respect to all persons extending credit to, contracting with or having any claim against the Trust with respect to the Acquiring Fund, (ii) Article VI, section 6.1 of the Declaration of Trust requires that every note, bond, contract, instrument, certificate or undertaking made or issued by or on behalf of the Trust contain a recitation to the effect that the obligations of such instrument are not binding upon the shareholders individually but are binding only upon the assets and property of the Trust or the Acquiring Fund, as the case may be, and (iii) Article VI, section 6.3 of the Declaration of Trust provides that in case any shareholders or former shareholder of the Acquiring Fund shall be charged with or held to be personally liable for any liability or obligation of the Trust solely by reason of being or having been a shareholder and not because of such shareholder’s acts or omissions or for some other reason, the Acquiring Fund shall assume the defense against such charge and satisfy any judgment thereon, and the shareholder or former shareholder shall be entitled out of the assets of the Acquiring Fund to be held harmless from and indemnified against all loss or expense arising from such liability.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KTH